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                                                                    Exhibit 10.6

                                                                    CONFIDENTIAL

                         [SOMAXON PHARMACEUTICALS LOGO]

                               2005 INCENTIVE PLAN

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                                                                    CONFIDENTIAL

                          Somaxon Pharmaceuticals, Inc.

                               2005 Incentive Plan

The Somaxon Pharmaceuticals, Inc. (Somaxon) Incentive Plan (the "Plan") is designed to offer incentive compensation to eligible Employees by rewarding the achievement of corporate goals and specifically measured individual goals that are consistent with and support overall corporate goals. The Plan will create an environment which will focus Employees on the achievement of objectives. Since cooperation between departments and Employees will be required to achieve corporate objectives that represent a significant portion of the Plan, the Plan should help foster improved teamwork and a more cohesive management team.

Purpose of the Plan

The Plan is designed to:

- Provide an incentive program to achieve overall corporate objectives and to enhance shareholder value

-     Reward those individuals who significantly impact corporate results

-     Encourage increased teamwork among all disciplines within the Company

- Incorporate an incentive program in the Somaxon overall compensation program to help attract and retain Employees

- Incentivize eligible Employees to remain employed by Somaxon throughout the Plan year and until the time incentive awards are paid

Plan Governance

The Plan will be governed by the Compensation Committee of the Board of Directors. The President and CEO of Somaxon will be responsible for administration of the Plan. The Compensation Committee of the Board will be responsible for approving any compensation or incentive awards to officers of the Company.

Eligibility

All full time (40 hours/week) exempt Employees Level 6 (Manager) or higher are eligible to participate in the Plan. To receive an incentive award, a participant: (a) must have been in an eligible position for at least three (3) consecutive months prior to the end of the Plan year and remain employed through the end of the Plan year and until incentive awards are paid; and (b) must not be on probation at the time bonus determinations are made.

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                                                                    CONFIDENTIAL

SECTION 1:  BONUS INCENTIVE AWARDS ("BONUS")

Form of Incentive Award Payments

Incentive award payments may be made in cash, through the issuance of stock or stock options, or by a combination of cash, stock and/or stock options, at the discretion of the Company's Compensation Committee, subject to the approval of the Company's Board of Directors. In the event that the Compensation Committee and the Board of Directors elect to pay incentive awards in stock or stock options, the Compensation Committee, in its sole discretion, will make a determination of the number of shares of stock or stock options to be issued to each Plan participant based, in part, upon each participant's Corporate and Individual Performance, as described below. The issuance of stock and stock options may also be subject to the approval of the Company's stockholders, and any stock options issued will be subject to the terms and conditions of the Company's 2004 Equity Incentive Award Plan, as amended from time to time by the Company.

Corporate and Individual Performance

Prior to the beginning of the Plan year, the President and CEO will present to the Board of Directors a list of the overall corporate objectives for the coming year, which are subject to approval by the Board. All participants in the Plan will then develop a list of key individual objectives, which must be approved by the responsible Vice President and by the President and CEO.

The Plan calls for incentive awards based on the achievement of annual corporate and individual objectives that have been approved as indicated above.

The relative weight between corporate and individual performance factors may vary based on the individual's level within the organization. The weighting will be reviewed annually and may be adjusted, as necessary or appropriate. The weighting for 2005 will be as follows:

                                                            Corporate   Individual
                                                            ---------   ----------
President and CEO (Grade 12)                                   100%
Vice Presidents/Executive Directors (Grades 10-11)              75%        25%
All Others (Grades 1-9)                                         50%        50%

Bonus Percentage

Incentive Awards will be determined by applying a "bonus percentage" to the base salary of participants in the Plan. The following bonus percentages will be used for this purpose:

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                                                                    CONFIDENTIAL

GRADE LEVEL      POSITION TITLE                 BONUS PERCENTAGE
-----------      -------------------------      ----------------
   12            President & CEO                      40%
10 - 11          Officers, Sr. VP, CMO, VP            30%
 8 - 9           Sr. Director, Director               15%
 6 - 7           Sr. Manager, Manager                 10%

Performance Measurement

The following scale will be used to determine the actual award multiplier for incentive award calculations based upon measurement of corporate and individual performance versus objectives. Separate payment multipliers will be established for both the individual and the corporate components of each award. The same payment multiplier for the corporate component of each participant's annual award shall be used for all Plan participants in any given year. The award multiplier for the corporate component shall be determined by the Board of Directors.

Performance Category                                                 Award Multiplier
------------------------------------------------------------         ----------------
1. Performance for the year met or exceeded objectives
   or was excellent in view of prevailing conditions                    75% - 150%

2. Performance generally met the year's objectives or
   was very acceptable in view of prevailing conditions                  50% - 75%

3. Performance for the year met some, but not all, objectives             25% - 50%

4. Performance for the year was not acceptable in view of
   prevailing conditions                                                      0%

Calculation of Cash Incentive Award

The example below shows sample cash incentive award calculations under the Somaxon compensation and Incentive Plan. First, a total bonus potential is calculated by multiplying the Employee's base salary by the bonus percentage. This dollar figure is then divided between its corporate component and its individual component based on the performance factor mix for that specific position. This calculation establishes specific dollar potential awards for the performance period for both the individual and corporate components of the award.

At the end of the performance period, corporate and individual award multipliers will be established using the criteria described above. The corporate award

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                                                                    CONFIDENTIAL

multiplier, which is based on overall corporate performance, is used to calculate corporate performance awards for all Plan participants. This is accomplished by multiplying the bonus percentage established for each individual at the beginning of the performance period by the actual corporate award multiplier. The individual award multiplier, which is based on an individual's performance against objectives, is used in the same way to calculate the actual individual performance award.

Example: Cash Award Calculation

         Position:                                                   Manager
         Base Salary:                                                $75,000
         Bonus percentage:                                                10%
         Potential bonus dollars:                                    $ 7,500

         Potential bonus components (based on performance factor mix):
         Potential corporate performance bonus (50%):                $ 3,750
         Potential individual performance bonus (50%):               $ 3,750

         Actual Cash Award Calculation
         Assumed payment multipliers based on assessment of
         corporate and individual performance:
         Corporate multiplier 75%-performance generally met year's objectives Individual multiplier 125%-performance generally exceeded objectives Cash Award:
             Corporate component                $2,812        ($ 3,750 x 75%)
             Individual component               $4,687        ($3,750 x 125%)

Payment of the Incentive Award

Payment of incentive awards will be made as soon as practicable after the end of the Plan year but not before the completion and issuance of the Company's year-end audited Financial Statements. Incentive award calculations will be based on the participant's base salary as of December 31, 2005. Participants' entitlement to an incentive award under this Plan does not vest until the awards are actually paid.

Participants who have been in an eligible position for less than a year, but who hold an eligible position for at least three months prior to the end of the Plan year and remain continuously employed through the end of the Plan year, will receive a pro-rata bonus based on the portion of the Plan year they hold an eligible position. Participants promoted during the year from one "Bonus percentage" level to another will have their Incentive Award calculated using their base pay on December 31, 2005. Providing the promotion occurred prior to October 1, 2005, the calculation will be pro-rated, based on the number on months at each Bonus Percentage level. If the promotion occurred after October 1, 2005, the entire calculation will be based on the Bonus Percentage applicable prior to the promotion. Other than as stated above, incentive awards will not be prorated for partial year service.

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                                                                    CONFIDENTIAL
Termination

A Plan participant whose employment terminates voluntarily prior to the payment of the incentive awards, will not be eligible to receive an incentive award. Continued employment until payment of the incentive award is a condition of vesting. If a participant's employment is terminated involuntarily during the calendar year, or prior to payment of awards, it will be at the absolute discretion of the Company whether or not an award payment is made.

Board of Director's Absolute Right to Alter or Abolish the Plan

The Somaxon Board of Directors reserves the right in its absolute discretion to abolish the Plan at any time or to alter the terms and conditions under which incentive compensation will be paid. Such discretion may be exercised any time before, during, and after the Plan year is completed. No participant shall have any vested right to receive any compensation hereunder until actual delivery of such compensation.

Employment Duration/Employment Relationship

This Plan does not, and Somaxon's policies and practices in administering this Plan do not, constitute an express or implied contract or other agreement concerning the duration of any participant's employment with the Company. The employment relationship of each participant is "at will" and may be terminated at any time by Somaxon or by the participant, with or without cause.